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Exhibit 3.21

Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	FORM 4 ARTICLES OF AMENDMENT (SECTION 27 OR 177)	FORMULE 4 CLAUSES MODIFICATRICES (ARTICLES 27 OU 177)

1—Name of the Corporation—Dénomination sociale de la société	2—Corporation No.—No de la société
ROLLAND INC.	384897-3

3—The articles of the above-named corporation are amended as follows:	Les statuts de la société mentionnée ci-dessus sont modifiés de la façon suivante:
Section 1 of the Articles of Amalgamation of the Corporation is amended in order to change the name of the Corporation to:	L'article 1 des statuts de fusion de la Société est amendé pour prévoir que la dénomination sociale de la Société sera:
Cascades Fine Papers Group Inc. / Cascades Groupe Papiers Fins inc.	Cascades Groupe Papiers Fins inc. / Cascades Fine Papers Group Inc.
Section 2 of the Articles of Amalgamation of the Corporation is amended in order to provide that the place in Canada where the registered office will be located shall be:	L'article 2 des statuts de fusion de la Société est amendé pour prévoir que le lieu au Canada où doit être situé le siège social sera:
Province of Quebec / Province de Québec	Province de Québec / Province of Quebec

Date	Signature	4—Capacity of—En qualité de
26 mars 2002	(S) Laurent Lemaire	Director

For Departmental Use Only À l'usage du ministère seulement Filed -->April 3, 2002 Déposée	Printed Name—Nom en lettres moulées Laurent Lemaire	Canada

IC 3069 (2001/11)

Industry Canada Canada Business Corporations Act	Industrie Canada Loi canadienne sur les sociétés par actions	FORM 9 ARTICLES OF AMALGAMATION (SECTION 185)	FORMULE 9 STATUTS DE FUSION (ARTICLE 185)

1—Name of amalgamated corporation	1—Dénomination de la société issue de la fusion
Rolland inc.

2—The place in Canada where the registered office is to be situated	2—Lieu au Canada où doit être situé le siège social
Territory of Greater Montreal, province of Quebec.

3—The classes and any maximum number of shares that the corporation is authorized to issue	3—Catégories et tout nombre maximal d'actions que la société est autorisée à émettre
The annexed Schedule 1 forms an integral part hereof.

4—Restrictions, if any, on share transfers	4—Restrictions sur le transfert des actions, s'il y a lieu
The annexed Schedule 2 forms an integral part hereof.

5—Number (or minimum and maximum number) of directors	5—Nombre (ou nombre minimal et maximal) d'administrateurs
Minimum 1—Maximum 10

6—Restrictions, if any, on business the corporation may carry on	6—Limites imposées à l activité commerciale de la société, s'il y a lieu
None.

7—Other provisions, if any	7—Autres dispositions, s'il y a lieu
The annexed Schedule 3 forms an integral part hereof.

8—The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:	8—La fusion a été approuvée en accord avec l'article ou le paragraphe de la Loi indiqué ci-après:
(X) 183
( ) 184 (1)
( ) 184 (2)

9—Name of the amalgamating corporations Dénomination des sociétés fusionnantes	Corporation No. No de la société	Signature	Date	Title Titre

Rolland inc.	079493-7	*	*	*

3715981 Canada Inc.	371598-1	*	*	*

FOR DEPARTMENTAL USE ONLY—À L'USAGE DU MINISTÈRE SEULEMENT		Filed—Déposée
Corporation No.—No de la société

IC 3190 (1998/04)

SCHEDULE 1

DESCRIPTION OF SHARE CAPITAL

The Corporation is authorized to issue an unlimited number of common shares (the "Common Shares") and an unlimited number of redeemable and retractable preferred shares (the "Preferred Shares").

1.
COMMON SHARES

        Subject to the rights, privileges, conditions and restrictions attached to the Preferred Shares, the Common Shares shall carry the following rights and restrictions:

  1.1
  Voting right. Holders of Common Shares shall have the right to receive notice of any meeting of shareholders of the Corporation, to attend such meeting and to vote thereat on the basis of one vote per Common Share held.

  1.2
  Dividend. Holders of Common Shares shall have the right to receive any dividend declared by the Corporation.

  1.3
  Remaining property. Upon the winding-up of the Corporation, holders of Common Shares shall have the right to share the remaining property of the Corporation.

2.
PREFERRED SHARES

        The Preferred Shares shall carry the following rights, privileges, conditions and restrictions:

  2.1
  Voting right. Except where the right to vote is conferred specifically thereon by the Canada Business Corporations Act, the Preferred Shares shall not confer upon their holders the right to vote at meetings of shareholders, to be convened to such meetings or to vote thereat.

  2.2
  Dividend. Holders of Preferred Shares shall have the right to receive, for each fiscal year of the Corporation and to the extent that the directors so declare, a non-cumulative preferred dividend in a maximum annual amount equal to 8% of the amount credited to the stated capital account for such shares on the date of declaration of the dividend; such dividend being non-cumulative, if, for a given fiscal year, the directors do not declare it or declare only a part thereof, the right of holders of Preferred Shares to the undeclared portion of such dividend for such fiscal year shall be forever extinguished; such dividend being preferred, no dividend may be declared, paid or be set aside for payment on the Common Shares, at any time whatsoever during any fiscal year of the Corporation, unless during such same fiscal year, the full amount of the dividend prescribed on the Preferred Shares has been declared and paid in full or set aside for payment on all of the Preferred Shares then outstanding.

  2.3
  Unilateral redemption. Subject to the provisions of the Canada Business Corporations Act, the Corporation shall have the right, by resolution of the board of directors, to redeem, at all times, unilaterally, all or part of the Preferred Shares then outstanding, the whole in accordance with the following terms and conditions:

  2.3.1
  the Corporation shall give a written notice of redemption to each registered holder of Preferred Shares or send such notice by mail to the last known address of the holder; such notice shall inform the holder of the redemption and shall specify the date on which such redemption shall take effect (the "Redemption Date"), such date being required to be no less than 10 days subsequent to the date on which the Corporation delivered or sent the notices of redemption; any holder may waive the sending of a notice of redemption;

  2.3.2
  on the Redemption Date, the Preferred Shares redeemed shall be cancelled automatically and their holders shall have the right, upon delivery of the certificates representing such shares, to the payment of their "Redemption Value" as defined hereinbelow, as well as the payment of any dividend then declared and unpaid thereon. If a part only of the Preferred Shares represented by such certificates is redeemed, a new certificate shall be issued for the remaining shares;

  2.3.3
  in respect of holders of redeemed Preferred Shares who fail to deliver for cancellation the certificates representing such shares, the Corporation may deposit an amount corresponding to their "Redemption Value" with the Minister of Finance of the Province of Québec, in accordance with the provisions of the Deposit Act, R.S.Q., c. D-5, or at any other location designated in the notice of redemption, for such holders. The rights of such holders shall be limited to receiving the amount so deposited to their credit upon delivery of the certificates representing the redeemed shares, and, as the case may be, to having new certificates issued by the Corporation for their remaining Preferred Shares;

  2.3.4
  if the redemption is partial, it shall be carried out rateably to the number of Preferred Shares outstanding, without taking into account fractional shares, or in any other manner proposed by the Corporation and accepted unanimously by the holders of such shares.

  2.4
  Redemption on demand. Any holder of Preferred Shares may demand at any time that the Corporation redeem to it all or part of such shares, and the Corporation shall be obliged to proceed with such redemption, the whole in accordance with the following terms and conditions:

  2.4.1
  the demand for redemption shall be signed by the registered holder of the Preferred Shares or by his attorney and given to the secretary of the Corporation, together with the duly endorsed certificate or certificates representing the Preferred Shares to be redeemed. The demand for redemption shall specify the number of Preferred Shares that the holder wishes to have redeemed;

    2.4.2
    on the tenth business day following the date of receipt of the demand for redemption or earlier (the "Redemption Date"), the Corporation shall proceed with the redemption of all of the Preferred Shares indicated in such demand, and the holder thereof shall receive:

    (a)
    the payment of the entire portion of the Redemption Value, as defined hereinbelow, of the Preferred Shares redeemed that the Corporation may pay without contravening the provisions of section 36(2) of the Canada Business Corporations Act;

    (b)
    the payment of any dividend declared and unpaid on such shares; and

    (c)
    as the case may be, a certificate for the balance of the Preferred Shares represented by the certificate or certificates delivered to the Corporation in accordance with paragraph 2.4.1, if the demand for redemption bears on a part only of such shares;

    2.4.3
    on the Redemption Date, subject however to adjustment in accordance with paragraph 2.4.5 hereinbelow:

    (a)
    all of the Preferred Shares redeemed shall be deemed to be irrevocably cancelled, and their holders shall cease to benefit from the rights attached to such shares, except the right to receive payment of their Redemption Value and the dividends declared and unpaid thereon;

    (b)
    the stated capital account maintained for the Preferred Shares shall be debited in accordance with the Canada Business Corporations Act;

    2.4.4
    holders of Preferred Shares redeemed but not fully paid-up on the Redemption Date shall be entitled to be paid the balance of the Redemption Value of such shares as and when the Corporation may legally make payment thereof;

    2.4.5
    holders of Preferred Shares redeemed but not fully paid-up on the Redemption Date, within 15 days following the time they are notified that they cannot receive full payment of the Redemption Value of their shares, may, by written notice, request that the Corporation apply the amount they received to the full payment of the Redemption Value of part of such shares as well as the dividends declared and unpaid thereon, without taking into account fractional shares, and withdraw their demands for redemption pertaining to the balance of such shares. Upon receipt of such a notice, the Corporation shall proceed with the necessary adjustments in its registers and its stated capital account, such that on the Redemption Date only the fully paid-up portion of the Preferred Shares indicated in the demand for redemption shall be redeemed and cancelled. Certificates representing the Preferred Shares for which the demands for redemption have been withdrawn shall be delivered to their holders. The period of 15 days mentioned in this paragraph is of the essence; after such period, holders may no longer avail themselves of the provisions of this paragraph.

  2.5
  Redemption Value. The Redemption Value of each Preferred Share shall correspond to the amount credited to the stated capital account in respect of such class of shares, divided by the number of such shares outstanding.

  2.6
  Reimbursement. In the event of the winding-up of the Corporation, holders of Preferred Shares shall receive, prior to holders of Common Shares, an amount equal to the "Redemption Value" of their Preferred Shares, as defined hereinabove, plus the declared and unpaid dividends on such shares.

  2.7
  Additional participation. Holders of Preferred Shares shall not participate further in the property or profits of the Corporation.

SCHEDULE 2

RESTRICTIONS ON TRANSFER OF SHARES

        No shares of the share capital of the Corporation shall be transferred without the approval of the directors evidenced by resolution of the board, provided that approval of any transfer of shares may be given as aforesaid after the transfer has been effected upon the books of the Corporation in which event, unless the said resolution stipulates otherwise, the said transfer shall be valid and shall take effect as from the date of its entry upon the books of the Corporation.

SCHEDULE 3

OTHER PROVISIONS

1.
The number of shareholders of the Corporation shall be limited to 50, not including shareholders who are or were employees of the Corporation, two or more persons holding one or more shares jointly being counted as a single shareholder.

2.
Any distribution of securities to the public or any invitation to the public to subscribe for or to purchase securities of the Corporation is prohibited.

3.
The directors of the Corporation may appoint one or more directors, who shall hold office for a term expiring not later than the close of the next annual meeting of the shareholders, to the extent that the total number of directors so appointed shall not exceed one third of the number of directors elected at the previous annual meeting of the shareholders.

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  Exhibit 3.21